EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is effective as of the 10th day of July, 2025 (the "Effective Date"), by and between Energy Fuels Resources (USA) Inc., a Delaware corporation ("EFRI"), Energy Fuels Inc., an Ontario corporation ("EFI") (EFRI and EFI are collectively referred to herein as the "Company") and Nathan R. Bennett ("Employee"). In this Agreement, Employee and the Company are referred to jointly and collectively as the "Parties," and generally and singularly as a "Party."

In consideration of the promises and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee hereby agree as follows:

ARTICLE 1
EMPLOYMENT, REPORTING AND DUTIES

1.1. Employment. The Company hereby employs and engages the services of Employee to serve as Chief Financial Officer, and Employee agrees to diligently and competently serve as and perform the functions of Chief Financial Officer for the compensation and benefits stated herein. A copy of Employee's current job description is attached hereto as Exhibit A, and Company and Employee agree and acknowledge that, subject to Section 4.2(b), Company retains the right to reasonably add to, or remove, duties and responsibilities set forth in that job description as business or other operating reasons may arise for changes to occur. It is understood that Employee will be appointed an officer of EFI and EFRI under this Agreement, but that Employee's direct employment relationship will be as an employee of EFRI.

1.2. Fulltime Service. Excluding any periods of vacation and sick leave to which Employee may be entitled, Employee agrees to devote Employee's full time and energies to the responsibilities with the Company consistent with past practice and shall not, during the Term of this Agreement (defined in Article 3 below), be engaged in any business activity which would interfere with or prevent Employee from carrying out Employee's duties under this Agreement.

ARTICLE 2
COMPENSATION AND RELATED ITEMS

2.1. Compensation.

As compensation and consideration for the services to be rendered by Employee under this Agreement, the Company agrees to pay Employee and Employee agrees to accept:

(a) Base Salary and Benefits. A base salary ("Base Salary") of $295,000 per annum, less applicable withholdings, which shall be paid in accordance with the Company's standard payroll practices. Employee's Base Salary may be increased from time to time (but not decreased, including after any increase, without Employee's written consent), at the discretion of the Company, and after any such change, Employee's new level of Base Salary shall be Employee's Base Salary for purposes of this Agreement until the effective date of any subsequent change. Employee shall also receive benefits such as health insurance, vacation and other benefits consistent with the then applicable Company benefit plans to the same extent as other employees of the Company with similar position or level. Employee understands and agrees that, subject to Sections 2.1(b) and (c) below, the Company's benefit plans may, from time to time, be modified or eliminated at Company's discretion.

(b) Cash Bonus. A cash bonus opportunity (the "Cash Bonus") during each calendar year with a target (the "Target Cash Bonus") equal to sixty percent (60%) (the "Target Cash Bonus Percentage") of Employee's Base Salary for the year in which the cash bonus is paid, such cash bonus to be paid in accordance with the Company's existing Short Term Incentive Plan, as such plan may be amended or replaced from time to time, or the equivalent (the "STIP").  Pursuant to the terms of the STIP, each annual Cash Bonus shall be payable based on the achievement of performance goals and may be higher or lower than the Target Cash Bonus based on achievement of those goals.  For each calendar year during the term of this Agreement, the Board (or the Compensation Committee) of EFI will determine and will establish in writing (i) the applicable STIP performance goals, which shall be reasonably achievable and if achieved would result in payment of the Target Cash Bonus, (ii) the percentage of annual Base Salary to be payable to Employee if some lesser or greater percentage of the annual STIP performance goals are achieved, and (iii) such other applicable terms and conditions of the STIP necessary to satisfy the requirements of Section 409A  of the Internal Revenue Code of 1986 ("Section 409A"), as amended. When paying the Cash Bonus, the Company shall make applicable withholdings; and

(c) Equity Award. An equity award opportunity (the "Equity Award") during each calendar year with a target value (the "Target Equity Award") equal to seventy-five percent (75%) (the "Target Equity Award Percentage") of Employee's Base Salary for the year in which the award is granted, such equity award to be awarded in accordance with the Company's existing Long Term Incentive Plan, as such plan may be amended or replaced from time to time, or the equivalent (the "LTIP").  Pursuant to the terms of the LTIP, each annual equity award shall be made based on the achievement of performance goals and may be higher or lower than the Target Equity Award based on achievement of those goals.  For each calendar year during the term of this Agreement, the Board (or the Compensation Committee) of EFI will determine and will establish in writing (i) the applicable LTIP performance goals, which shall be reasonably achievable and if achieved would result in payment of the Target Equity Award, (ii) the percentage of annual Base Salary value to be awarded in equity to Employee if some lesser or greater percentage of the annual LTIP performance goals are achieved, and (iii) such other applicable terms and conditions of the LTIP necessary to satisfy the requirements of Section 409A. Notwithstanding the foregoing, Employee is also eligible to receive such other forms of equity awards as may be granted, from time to time, pursuant to the Company's benefit plans.

2.2. Annual Medical. The Company will reimburse Employee for the cost of a comprehensive annual medical examination for each year of this Agreement, provided that Employee requests such reimbursement and such reimbursement is made no later than the last day of the calendar year following the calendar year in which the examination expense was incurred. Employee will promptly notify the President and CEO if the annual medical examination reveals any condition which, if untreated, is likely to interfere with Employee's ability to perform the essential requirements of Employee's position, and if requested by the President and CEO, Employee will provide the details of the condition and the potential impact on his ability to perform the essential requirements of his position to enable the President and CEO to determine how best to accommodate Employee and protect the critical business interests of the Company.

2.3. Expenses. The Company agrees that Employee shall be allowed reasonable and necessary business expenses in connection with the performance of Employee's duties within the guidelines established by the Company as in effect at any time with respect to key employees ("Business Expenses"), including, but not limited to, reasonable and necessary expenses for food, travel, lodging, entertainment and other items in the promotion of the Company within such guidelines. The Company shall promptly reimburse Employee for all reasonable Business Expenses incurred by Employee upon Employee's presentation to the Company of an itemized account thereof, together with receipts, vouchers, or other supporting documentation.

2.4. Vacation. Employee will be entitled to three (3) weeks of paid vacation each year (which includes all sick leave), in addition to the 10 paid holidays each year. Carryover from one year to the next will be as per the Company's paid leave policy and applicable law.

ARTICLE 3
TERM AND TERMINATION

3.1. Term. Employee's employment under this Agreement shall commence on the Effective Date and will end on the date (the "Initial Expiration Date") that is the second anniversary of the Effective Date, unless terminated sooner under the provisions of this Article, or extended under the terms of this Section. If neither Company nor Employee provides written notice of intent not to renew this Agreement by ninety (90) days prior to the Initial Expiration Date, this Agreement shall be automatically renewed for twelve (12) additional months, and if neither Company nor Employee provides written notice of intent not to renew this Agreement prior to ninety (90) days before the end of such additional 12-month period, this Agreement shall continue to be automatically renewed for successive additional 12-month periods until such time either Company or Employee provides written notice of intent not to renew prior to ninety (90) days before the end of any such renewal period. The period of time beginning on the Effective Date and ending with the termination of this Agreement is referred to in this Agreement as the "Term" of the Agreement.

3.2. Termination of Employment. Except as may otherwise be provided herein, Employee's employment under this Agreement will terminate upon the occurrence of any of the following:

(a) Notice by the Company. The termination date specified in a written notice of termination that is given by the Company to Employee;

(b) Notice by Employee. Thirty (30) days after written notice of termination is given by Employee to the Company;

(c) Death or Disability. Employee's death or, at the Company's option, upon Employee's becoming Disabled as that term is defined in this Agreement;

(d) Deemed Termination Without Just Cause upon a Change of Control. A deemed termination without just cause under Section 4.1(a) upon the occurrence of a Change of Control; or

(e) Notice Not to Renew. If the Company or Employee gives the other a notice not to renew this Agreement under Section 3.1, employment under this Agreement shall terminate at the close of business at the end of the Initial Expiration Date or at the end of the 12-month renewal period in which timely notice not to renew was given, as the case may be. A notice by the Company not to renew shall be considered a notice of termination, resulting in the Company terminating Employee's employment under this Agreement.

Any notice of termination given by the Company to Employee under Section 3.2(a) or (e) above shall specify whether such termination is with or without just cause as defined in Section 3.4. Any notice of termination given by Employee to the Company under Section 3.2(b) above shall specify whether such termination is made with or without Good Reason as defined in Section 4.2(b).

3.3. Obligations of the Company Upon Termination.

(a) With Just Cause/Without Good Reason. If the Company terminates Employee's employment under this Agreement with Just Cause as defined in Section 3.4, or if Employee terminates his employment without Good Reason as defined in Section 4.2(b), in either case whether before or after a Change of Control or in the absence of any Change in Control as defined in Section 4.2(a), then Employee's employment with the Company shall terminate without further obligation by the Company to Employee, other than payment of all accrued obligations ("Accrued Obligations"), including outstanding Base Salary, accrued and unused vacation pay and any other cash benefits accrued up to and including the date of termination. That payment shall be made in one lump sum, less required withholdings, within ten (10) working days after the effective date of such termination. Employee will have up to the earlier of: (A) ninety (90) days from the effective date of termination of Employee's employment; or (B) the date on which the exercise period of the particular stock option expires, to exercise only that portion of the stock options previously granted to Employee that have not been exercised, but which have vested, and thereafter Employee's stock options will expire, and Employee will have no further right to exercise the stock options. Any stock options held by Employee that are not yet vested at the termination date immediately expire and are cancelled and forfeited to the Company on the termination date. Any Restricted Stock Units ("RSUs") held by Employee that have vested on or before the termination date shall be paid (or the shares issuable thereunder issued) to Employee. Any RSUs held by Employee that are not vested on or before the termination date will be immediately cancelled and forfeited to the Company on the termination date. The rights of Employee upon termination in respect of any Stock Appreciation Rights ("SARs") or other awards granted to Employee under any of the Company's equity compensation plans shall be as set forth in such plans or in the award agreement for any such awards, as applicable. Notwithstanding the foregoing, on retirement, Employee will have up to the earlier of: (A) one hundred and eighty (180) days from the effective date of retirement; or (B) the date on which the exercise period of the particular stock option expires, to exercise only that portion of the stock options previously granted to Employee that have not been exercised, but which have vested, and thereafter Employee's stock options will expire and Employee will have no further right to exercise the stock options.

(b) With Good Reason/Without Just Cause/Disabled/Death. If Employee terminates Employee's employment under this Agreement for Good Reason as defined in Section 4.2(b), or if the Company terminates Employee's employment without Just Cause as defined in Section 3.4, or if the Company terminates Employee's employment by reason of Employee becoming Disabled as defined in Section 3.5, or if Employee dies (in which case the date of Employee's death shall be considered his date of termination of the Agreement), in any case whether before or after a Change of Control as defined in Section 4.2(a), or if there is a deemed termination without just cause upon a Change of Control or in the absence of any Change of Control as contemplated by Section 4.1(a), then Employee's employment with the Company shall terminate, as of the effective date of the termination, and in lieu of any other severance benefit that would otherwise be payable to Employee:

(i) the Company shall pay the following amounts to Employee (or, in the case of termination by reason of Employee becoming Disabled or upon the death of Employee, to Employee's legal representative or estate, as applicable) after the effective date of such termination or in a manner and at such later time as specified by Employee (or Employee's legal representative or estate), and agreed to by the Company, subject to being in compliance with Section 409A:

(A) all Accrued Obligations, less required withholdings, up to and including the date of termination, to be paid on the date of termination of employment, or within no more than five (5) working days thereafter, and the Company will reimburse the Employee for all proper expenses incurred by the Employee in discharging his responsibilities to the Company prior to the effective date of termination of the Employee's employment in accordance with Section 2.3 above (except that, in the event that the termination of employment under this Agreement results from Employee's death, the Company shall pay all Accrued Obligations and reimbursements for business expenses on or before the payday scheduled for the pay period in which Employee died); and

(B) an amount in cash equal to two (2.0) (the "Severance Factor") times the sum of Employee's Base Salary and Target Cash Bonus for the full year in which the date of termination occurs, less required withholdings, such amount to be paid within thirty (30) calendar days after the date Employee (or, if the reason for the termination is Employee's death or Disability, the legal representative of Employee's estate or Employee) signs the Release contemplated by Section 3.7;

(ii) Employee or Employee's legal representative, or Employee's estate, will have up to the earlier of: (A) ninety (90) days from the effective date of termination of Employee's employment for all cases other than the death of Employee and twelve (12) months from the effective date of termination of Employee's employment in the case of death of Employee; or (B) the date on which the exercise period of the particular stock option expires, to exercise only that portion of the stock options previously granted to Employee that have not been exercised, but which have vested, and thereafter Employee's stock options will expire and Employee or his legal representative or estate will have no further right to exercise the stock options. Subject to Section 4.1(c), any stock options held by Employee that are not yet vested at the termination date immediately expire and are cancelled and forfeited to the Company on the termination date. Any RSUs held by Employee that have vested on or before the termination date shall be paid (or the shares issuable thereunder issued) to Employee or his legal representative or estate as applicable. Subject to Section 4.1(c), any RSUs held by Employee that are not vested on or before the termination date will be immediately cancelled and forfeited to the Company on the termination date. Subject to Section 4.1(c), the rights of Employee or his legal representative or estate as applicable upon termination in respect of any SARs or other awards granted to Employee under any of the Company's equity compensation plans shall be as set forth in such plans or in the award agreement for any such awards, as applicable;

(iii) Upon termination, Employee and Employee's dependents may be eligible for continuation coverage of health insurance under the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA"). The Company (or its Successor, as defined in Section 4.1(a)) agrees to reimburse Employee for the full cost of the COBRA continuation rate charged for employee and dependent coverage, through the EFRI Health and Welfare Plan on a monthly basis, for a period of months equal to twelve (12) times the Severance Factor (the "Coverage Period"). Employee and his dependents may, at their choosing, enroll in the COBRA continuation plan through EFRI for the period of time permitted under COBRA following Employee's termination month or, if they choose, they may enroll in a separate plan of their choosing, by using the reimbursement to enroll in medical and prescription insurance of their choosing. The reimbursement will be to Employee directly and will be grossed up so that there is no negative tax impact to the Employee or his dependents for coverage of the premiums charged by the insurance carriers for the COBRA continuation coverage for the current month of reimbursement. The reimbursed cost of COBRA coverage will be indexed annually and will match the rate charged for any month of coverage available by the insurance carrier for Medical, Dental, and Optical coverage through EFRI for employee and spouse coverage. Both Employee and his dependents will have the option of purchasing a medical plan separate from the plan offered by EFRI. For the avoidance of doubt, if Employee's employment ends after Employee becomes eligible for Medicare and Employee elects coverage through Medicare, Employee's dependents may still elect COBRA coverage through EFRI's plans for the period and in the manner permitted under COBRA, provided that COBRA, as then amended, permits such continuation; and

(iv) Nothing herein shall preclude the Company from granting additional severance benefits to Employee upon termination of employment.

Notwithstanding the foregoing, in the case of Disability, any Base Salary payable to Employee during the one hundred and eighty (180) day period of disability will be reduced by the amount of any disability benefits Employee receives or is entitled to receive as a result of any disability insurance policies for which the Company has paid the premiums.

(c) Section 280G. Notwithstanding any other provisions of this Agreement, or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to Employee or for Employee's benefit pursuant to the terms of this Agreement or otherwise ("Covered Payments") constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code (the "Code") and would, but for this Section 3.3(c) be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the "Excise Tax"), then the following shall apply:

(i) If the Covered Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the federal, state, and local income and employment taxes payable by Employee on the amount of the Covered Payments which are in excess of three times Employee's "base amount" within the meaning of Section 280(G) of the Code less one dollar (the "Threshold Amount"), are greater than or equal to the Threshold Amount, Employee shall be entitled to the full benefits payable under this Agreement; and

(ii) If the Threshold Amount is less than (1) the Covered Payments, but greater than (2) the Covered Payments reduced by the sum of (x) the Excise Tax and (y) the total of the Federal, state, and local income and employment taxes on the amount of the Covered Payments which are in excess of the Threshold Amount, then the Covered Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Covered Payments shall not exceed the Threshold Amount. In such event, the Covered Payments shall be reduced in the following order: (A) cash payments not subject to Section 409A; (B) cash payments subject to Section 409A; (C) equity-based payments and acceleration; and (D) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

The determination as to which of the alternative provisions of Section 3.3(c)(ii) shall apply to Employee shall be made by a nationally recognized accounting firm selected by the Company (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and Employee within 15 business days of the date of termination, if applicable, or at such earlier time as is reasonably requested by the Company or Employee. For purposes of determining which of the alternative provisions of Section 3.3(c)(ii) shall apply, Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Employee's residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and Employee.

3.4. Definition of Just Cause. As used in this Agreement, the term "Just Cause" will mean any one or more of the following events:

(a) theft, fraud, dishonesty, or misappropriation by Employee involving the property, business or affairs of the Company or the discharge of Employee's responsibilities or the exercise of his authority;

(b) willful misconduct or the willful failure by Employee to properly discharge his responsibilities or to adhere to the policies of the Company;

(c) Employee's gross negligence in the discharge of his responsibilities or involving the property, business or affairs of the Company to the material detriment of the Company;

(d) Employee's conviction of a criminal or other statutory offence that constitutes a felony, or which has a potential sentence of imprisonment greater than six (6) months or Employee's conviction of a criminal or other statutory offense involving, in the sole discretion of the Board of Directors of EFI, moral turpitude;

(e) Employee's material breach of a fiduciary duty owed to the Company;

(f) any material breach by Employee of the covenants contained in the Confidentiality and Non-Solicitation Agreement between Employee and Energy Fuels Resources (USA) Inc. or Employee's failure to enter into a Confidentiality and Non-Solicitation Agreement as required by and within the time provided in Article 5 below;

(g) Employee's unreasonable refusal to follow the lawful written direction of the President and Chief Executive Officer of the Company on any material matter;

(h) any conduct of Employee which, in the reasonable opinion of the President and Chief Executive Officer of the Company or Board of Directors of EFI, is materially detrimental or embarrassing to the Company; or

(i) any other conduct by Employee that would constitute "just cause" as that term is defined at law.

Except to the extent explicitly provided in Section 5.1, the Company must provide written notice to Employee prior to termination for just cause pursuant to Section 3.4 (c), (f), (g), (h), or (i) and provide Employee the opportunity to correct and cure the failure within thirty (30) calendar days from the receipt of such notice. If the parties disagree as to whether the Company had just cause to terminate the Employee's employment, the dispute will be submitted to binding arbitration pursuant to Section 6.10 below.

3.5. Definition of Disabled. As used herein, "Disabled" shall mean a mental or physical impairment which, in the reasonable opinion of a qualified doctor selected by mutual agreement of the Company and Employee acting reasonably, renders Employee unable, with or without reasonable accommodation, to perform with reasonable diligence one or more of the essential functions and duties of Employee's position on a full-time basis and in accordance with the terms of this Agreement, which inability continues for a period of not less than one hundred eighty (180) consecutive days. The providing of service to the Company for up to two (2) three (3) day periods during the one hundred eighty (180) day period of disability will not affect the determination as to whether Employee is Disabled and will not restart the one hundred and eighty (180) day period of disability. If any dispute arises between the parties as to whether Employee is Disabled, Employee will submit to an examination by a physician selected by the mutual agreement of the Company and Employee acting reasonably, at the Company's expense. The decision of the physician will be certified in writing to the Company, will be sent by the physician to Employee or Employee's legally authorized representative, and will be conclusive for the purposes of determining whether Employee is Disabled. If Employee fails to submit to a medical examination within twenty (20) days after the Company's request, Employee will be deemed to have voluntarily terminated his employment without Good Reason under this Agreement.

3.6. Return of Materials; Confidential Information. In connection with Employee's separation from employment for any reason, Employee shall return any and all physical property belonging to the Company, and all material of whatever type containing "Confidential Information" as defined in the Confidentiality and Non-Solicitation Agreement between Employee and Energy Fuels Resources (USA) Inc., including, but not limited to, any and all documents, whether in paper or electronic form, which contain Confidential Information, any customer information, production information, manufacturing-related information, pricing information, files, memoranda, reports, pass codes/access cards, training or other reference manuals, Company vehicle, telephone, gas cards or other Company credit cards, keys, computers, laptops, including any computer disks, software, facsimile machines, memory devices, printers, telephones, pagers or the like. Additionally, during employment and following separation from employment, Employee will cooperate with the Company by providing information known to Employee but not reduced to tangible record regarding the Company's business and operations including, but not limited to, passwords, log-in credentials, and other Company information known to Employee and not reduced to a tangible record.

3.7. Delivery of Release. Within ten (10) working days after termination of Employee's employment, and as a condition for receipt of payments set forth in Section 3.3(b)(i)(B), 3.3(b)(iii) and 4.1(a), the Company shall provide to Employee, or Employee's legal representative (if Employee is Disabled and has a legal representative) or Employee's estate (if Employee is deceased), a form of written release, which form shall be satisfactory to the Company and generally consistent with the form of release used by the Company prior to such termination of employment (the "Release") and which shall provide a full release of all claims against the Company and its corporate affiliates, except where Employee has been named as a defendant in a legal action arising out of the performance of Employee's responsibilities in which case the Release will exempt any claims which Employee or his legal representative or estate may have for indemnity by the Company with respect to any such legal action. As a condition to the obligation of the Company to make the payments provided for in such Sections Employee, or Employee's legal representative (if Employee is Disabled and has a legal representative), or Employee's estate (if Employee is deceased), shall execute and deliver the Release to the Company within the time periods provided for in said release.

ARTICLE 4
CHANGE OF CONTROL

4.1. Effect of Change of Control. In the event of a Change of Control of EFI during the term of this Agreement, or any renewal of this Agreement the following provisions shall apply:

(a) If upon the Change of Control

(i) Employee is not retained by EFI or its successor (whether direct or indirect, by purchase of assets, merger, consolidation, exchange of securities, amalgamation, arrangement or otherwise) to all or substantially all of the business and/or assets of EFI ("Successor") on the same terms and conditions as are set out in this Agreement and in circumstances that would not constitute Good Reason (where Good Reason is determined by reference to Employee's employment status prior to the Change of Control and prior to any other event that could constitute Good Reason); and/or

(ii) any Successor does not, by agreement in form and substance satisfactory to Employee, expressly assume and agree to perform this Agreement in the same manner and to the same extent that EFI would be required to perform it if no such succession had taken place, then Employee's employment under this Agreement shall be deemed to be terminated without Just Cause upon such Change of Control and shall be entitled to the compensation and all other rights specified in Article 3 in the same amount and on the same terms as if terminated without Just Cause under Section 3.2(b), subject to the additional rights set out in paragraph (c) below;

(b) All rights of Employee in this Agreement, including without limitation all rights to severance payments and other rights and benefits upon a termination with or without cause, with or without Good Reason, upon a Disability or upon death or retirement under Article 3 of this Agreement shall continue after a Change of Control in the same manner as before the Change of Control, subject to the additional rights set out in paragraph (c) below;

(c) if,

(i) there is a deemed termination without cause under Section 4.1(a); or

(ii) within twelve (12) months following the effective date of the Change of Control, EFI, or its Successor, terminates the employment of Employee without Just Cause or by reason of Disability, or Employee terminates his employment under this Agreement for Good Reason, then, in addition to the other rights Employee has under this Agreement, and notwithstanding any other provision in this Agreement, all of the stock options previously granted to Employee that have neither vested nor expired will automatically vest and become immediately exercisable, any period of restriction and other restrictions imposed on all RSUs shall lapse, and all RSUs shall be immediately settled and payable (or the shares issuable thereunder issued), the rights of Employee or his legal representative or estate as applicable upon termination in respect of any SARs previously granted to Employee shall be as set forth in the award agreement for any such SARs, and all other securities awarded shall vest and/or accelerate in accordance with Article 15 of the 2024 EFI Omnibus Equity Incentive Compensation Plan, as amended from time to time, or the comparable provisions of any other equity incentive plan under which such securities may have been issued. Employee will have ninety (90) days from the effective date of the termination of Employee's employment to exercise any stock options which had vested as of the effective date of termination and thereafter Employee's stock options will expire and Employee will have no further right to exercise the stock options.

4.2. Definitions of Change of Control and Good Reason. For the purposes of this Agreement,

(a) "Change of Control" will mean the happening of any of the following events:

(i) any transaction at any time and by whatever means pursuant to which (A) EFI goes out of existence by any means, except for any corporate transaction or reorganization in which the proportionate voting power among holders of securities of the entity resulting from such corporate transaction or reorganization is substantially the same as the proportionate voting power of such holders of EFI voting securities immediately prior to such corporate transaction or reorganization or (B) any Person (as defined in the Securities Act (Ontario)) or any group of two or more Persons acting jointly or in concert (other than EFI, a wholly-owned Subsidiary of EFI, an employee benefit plan of EFI or of any of its wholly-owned Subsidiaries (as defined in the Securities Act (Ontario)), including the trustee of any such plan acting as trustee) hereafter acquires the direct or indirect "beneficial ownership" (as defined by the Business Corporations Act (Ontario)) of, or acquires the right to exercise control or direction over, securities of EFI representing 50% or more of EFI's then issued and outstanding securities in any manner whatsoever, including, without limitation, as a result of a take-over bid, an exchange of securities, an amalgamation of EFI with any other entity, an arrangement, a capital reorganization or any other business combination or reorganization;

(ii) the sale, assignment or other transfer of all or substantially all of the assets of EFI in one or a series of transactions, whether or not related, to a Person or any group of two or more Persons acting jointly or in concert, other than a wholly owned Subsidiary of EFI;

(iii) the dissolution or liquidation of EFI except in connection with the distribution of assets of EFI to one or more Persons which were wholly owned Subsidiaries of EFI immediately prior to such event;

(iv) the occurrence of a transaction requiring approval of EFI's shareholders whereby EFI is acquired through consolidation, merger, exchange of securities, purchase of assets, amalgamation, arrangement or otherwise by any other Person (other than a short form amalgamation or exchange of securities with a wholly owned Subsidiary of EFI);

(v) a majority of the members of the Board of Directors of EFI are replaced or changed as a result of or in connection with any: (A) take-over bid, consolidation, merger, exchange of securities, amalgamation, arrangement, capital reorganization or any other business combination or reorganization involving or relating to EFI; (B) sale, assignment or other transfer of all or substantially all of the assets of EFI in one or a series of transactions, or any purchase of assets; or (C) dissolution or liquidation of EFI;

(vi) during any two-year period, a majority of the members of the Board of Directors of EFI serving at the date of this Agreement is replaced by directors who are not nominated and approved by the Board of Directors of EFI;

(vii) an event set forth in (i), (ii), (iii), (iv), (v) or (vi) has occurred with respect to EFRI or any of its direct or indirect parent companies, in which case the term "EFI" in those paragraphs will be read to mean "EFRI or such parent company" and the phrases "wholly owned Subsidiary" and "wholly owned Subsidiaries" will be read to mean "Affiliate(s) or wholly owned Subsidiary(ies)"; or

(viii) the Board of Directors of EFI passes a resolution to the effect that an event set forth in (i), (ii), (iii), (iv), (v), (vi) or (vii) above has occurred.

(b) "Good Reason" means, without the written agreement of Employee, there is:

(i) a material reduction or diminution in the level of responsibility, or office of Employee, provided that before any claim of material reduction or diminution of responsibility may be relied upon by Employee, Employee must have provided written notice to Employee's supervisor and EFI's Board of Directors of the alleged material reduction or diminution of responsibility and have given EFI at least thirty (30) calendar days within which to cure the alleged material reduction or diminution of responsibility;

(ii) a reduction in the Employee's Base Salary, Target Cash Bonus Percentage, Target Equity Award Percentage or rights to participate in the Company's Stock Appreciation Rights Program or any other equity incentive program generally available to officers of the Company; or

(iii) a proposed, forced relocation of Employee to another geographic location greater than fifty (50) miles from Employee's office location at the time a move is requested.

ARTICLE 5
CONDITIONS

5.1. Confidentiality and Non-Solicitation Agreement. As a condition of this Agreement, Employee is required to execute the Confidentiality and Non-Solicitation Agreement that is attached hereto as Exhibit B. The Confidentiality and Non-Solicitation Agreement must be executed by Employee once, within five (5) days after Employee signs this Agreement. If Employee does not execute the Confidentiality and Non-Solicitation Agreement within this 5-day period, then this Agreement shall be null and void and Employee shall be entitled to no separation payment or benefit under Article 3 of this Agreement (i.e., Employee's separation from employment will be governed by Section 3.3(a)). For the avoidance of doubt, Employee is not required to execute the Confidentiality and Non-Solicitation Agreement as a condition of any renewal of this Agreement. Nothing in this Agreement is intended to or does limit the Company from requiring Employee to enter into agreements containing restrictive covenants, including confidential information, non-solicitation, and non-competition covenants, in the future.

5.2. Notice. Employee agrees and acknowledges that the Company provided Employee with notification of the requirement to sign the Confidentiality and Non-Solicitation Agreement more than fourteen days before the effective date of this Agreement and more than fourteen days before Employer provided Employee any consideration in accordance with this Agreement, and that notice included a copy of the Confidentiality and Non-Solicitation Agreement, a statement that the Confidentiality and Non-Solicitation Agreement could limit Employee's options for employment in the future, and directed Employee to Articles 2 and 3 of the Confidentiality and Non-Solicitation Agreement, which contain the restrictive covenants. If Employee has not already done so, Employee is required to sign the notice regarding the Confidentiality and Non-Solicitation Agreement and, if Employee fails to do so, this Agreement shall be treated as null and void and Employee shall be entitled to no separation payment or benefit under Article 3 of this Agreement (i.e., Employee's separation from employment will be governed by Section 3.3(a)).

ARTICLE 6
GENERAL PROVISIONS

6.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without regard to conflict of laws principles.

6.2. Assignability. This Agreement is personal to Employee and without the prior written consent of the Company shall not be assignable by Employee other than that Employee may assign Employee's right to receive compensation under Article 2 and Article 3 after death by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee's legal representatives and heirs. This Agreement shall also inure to the benefit of and be binding upon the Company and its successors and assigns.

6.3. Withholding. The Company may withhold from any amounts payable under this Agreement any amounts required by law or agreement, including without limitation, amounts authorized by Employee, federal, state and local taxes, garnishments and child support payments.

6.4. Entire Agreement; Amendment. Except as otherwise provided in this Agreement, this Agreement constitutes the entire agreement and understanding between Employee and the Company with respect to the subject matter hereof and, except as otherwise provided herein, supersedes any prior agreements or understandings, whether written or oral, with respect to the subject matter hereof, including without limitation all employment, severance or change of control agreements previously entered into between Employee and the Company. Except as may be otherwise provided herein, this Agreement may not be amended or modified except by subsequent written agreement executed by both parties hereto.

6.5. Section 409A. This Agreement is intended to comply with Section 409A to the extent Section 409A is applicable to this Agreement. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered by the Company in a manner consistent with such intention and to avoid the pre-distribution inclusion in income of amounts deferred under this Agreement and the imposition of any additional tax or interest with respect thereto. Notwithstanding any other provision of this Agreement to the contrary, to the extent that any payment under this Agreement constitutes "nonqualified deferred compensation" under Section 409A, the following shall apply to the extent Section 409A is applicable to such payment:

(a) Any payable that is triggered upon the Employee's termination of employment shall be paid only if such termination of employment constitutes a "separation from service" under Section 409A; and

(b) All expenses or other reimbursements paid pursuant to this Agreement that are taxable income to Employee shall be paid no later than the end of the calendar year next following the calendar year in which Employee incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (a) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (c) such payment shall be made on or before the last day of Employee's taxable year following the taxable year in which the expense occurred. For purposes of Section 409A, Employee's right to receive installment payments of any severance amount, if applicable, shall be treated as a right to receive a series of separate and distinct payments.

In the event that Employee is deemed on the date of termination to be a "specified employee" as defined in Section 409A, then with regard to any payment or the provision of any benefit that is subject to Section 409A and is payable on account of a separation from service (as defined in Section 409A), such payment or benefit shall be delayed for until the earlier of (a) the first business day of the seventh (7th) calendar month following such termination of employment, or (b) Employee's death. Any payments delayed by reason of the prior sentence shall be paid in a single lump sum, without interest thereon, on the date indicated by the previous sentence and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

6.6. Multiple Counterparts; Electronic Signatures. This Agreement may be executed electronically or in pen-and-ink and in multiple counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same Agreement.

6.7. Notices. Any notices provided for in this Agreement shall be deemed delivered upon deposit in the United States mail, postage prepaid and marked for registered or certified mail, addressed to the Party to whom directed at the addresses set forth below or at such other addresses as may be substituted therefor by notice given hereunder. Notice given by any other means must be in writing and shall be deemed delivered only upon actual receipt.

If to the Company:

c/o Energy Fuels Resources (USA) Inc.

225 Union Blvd., Suite 600

Lakewood, CO 80228

Attn: President and Chief Executive Officer of Energy Fuels Inc.

If to Employee:

Nathan Bennett

6.8. Waiver. The waiver of any term or condition of this Agreement, or any breach thereof, shall not be deemed to constitute the waiver of the same or any other term or condition of this Agreement, or any breach thereof.

6.9. Severability. In the event any provision of this Agreement is found to be unenforceable or invalid, such provision shall be severable from this Agreement and shall not affect the enforceability or validity of any other provision of this Agreement. If any provision of this Agreement is capable of two constructions, one of which would render the provision void and the other that would render the provision valid, then the provision shall have the construction that renders it valid.

6.10. Arbitration of Disputes. Except for disputes and controversies arising under Article 6 or involving equitable or injunctive relief, any dispute or controversy arising under or in connection with this Agreement shall be conducted in accordance with the Colorado Rules of Civil Procedure and, unless the parties mutually agree on an arbitrator shall be arbitrated by striking from a list of potential arbitrators provided by the Judicial Arbiter Group in Denver, Colorado. If the Parties are unable to agree on an arbitrator, the arbitrator will be selected from a list of seven (7) potential arbitrators provided by the Judicial Arbiter Group in Denver. The Company and Employee will flip a coin to determine who will make the first strike. The parties will then alternate striking from the list until there is one arbitrator remaining, who will be the selected arbitrator. Unless the parties otherwise agree and subject to the availability of the arbitrator, the arbitration will be heard within sixty (60) days following the appointment, and the decision of the arbitrator shall be binding on Employee and the Company and will not be subject to appeal. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

6.11. Currency. Except as expressly provided in this Agreement, all amounts in this Agreement are stated and shall be paid in United States dollars ($US).

6.12. Company's Maximum Obligations. The compensation set out in this Agreement represents the Company's maximum obligations, and other than as set out herein, Employee will not be entitled to any other compensation, rights or benefits in connection with Employee's employment or the termination of Employee's employment.

6.13. Full Payment; No Mitigation Obligation. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be subject to any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Employee.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

ENERGY FUELS INC.

By:	/s/ Mark S. Chalmers
Name:	Mark S. Chalmers
Title:	President and Chief Executive Officer
Date:	July 16, 2025

ENERGY FUELS RESOURCES (USA) INC.

By:	/s/ Mark S. Chalmers
Name:	Mark S. Chalmers
Title:	President and Chief Executive Officer
Date:	July 16, 2025

EMPLOYEE

/s/ Nathan R. Bennett
Name:	Nathan R. Bennett
Title:	Chief Financial Officer
Date:	July 16, 2025

EXHIBIT A

JOB DESCRIPTION

Employee, in his capacity as Chief Financial Officer, shall meet the following objectives:

  serve as a senior leader within the Company and business partner to the CEO and other members of the executive team. Bring a structured approach and organizational commitment to achieving business objectives;
  support the execution of its strategic initiatives and assist in achieving well-defined targets;
  establish metrics and systems that maintain accountability and manage risks;
  lead a rigorous and disciplined planning and forecasting process to provide analytical insight and direction to management decision makers and to the Board of Directors;
  lead and manage the Company's accounting and control function;
  ensure that the Company maintains adequate financial and non-financial controls and that it leverages information technology in the accumulation, analysis, interpretation, and distribution of financial information;
  lead and manage the Company's treasury and tax function, including cash management activities, credit facility maintenance/reporting and lender relationships;
  ensure that all levels of the Company and external constituents are provided with accurate, timely and relevant financial reporting to allow for the efficient and effective operation of the business;
  lead and manage the Company's internal control and SOX compliance requirements and all other matters necessary to support the Company's integrated audit;
  oversee the Company's information technology program; and
  oversee the Company's insurance programs.

Essential duties and responsibilities include:

  leading and directing the finance and accounting team, including accounts payable, accounts receivable, reconciliations and payroll;
  overseeing the preparation of periodic financial reports and ensuring that the reported results comply with U.S. GAAP;
  ensuring that the Company's Proxy Statement and other filed documents contain accurate financial information;
  ensuring that all Company press releases and other disclosure documents contain accurate financial information;
  working with external auditors and providing needed information for the annual audit;
  overseeing the preparation of quarterly and annual reports with the U.S. Securities and Exchange Commission;
  ensuring compliance with local, state, and federal government requirements;
  maintaining a documented system of accounting policies and procedures and implementing a system of controls over accounting transactions to minimize risk;
  overseeing regulatory reporting, including tax planning and compliance;
  producing the annual budget and forecasts and reporting significant budget differences to management and the Board of Directors;

  providing financial analysis, with emphasis on capital investments, pricing decisions and contract negotiations;
  recommending benchmarks that will be used to measure the Company's performance;
  evaluating and implementing new accounting software;
  overseeing the Company's internal audit and SOX compliance program;
  overseeing the Company's information technology program;
  overseeing the Company's insurance programs; and
  developing/mentoring and leading a high performing accounting team.

Employee shall report to the President and Chief Executive Officer.

This position will be located in the Lakewood office with travel as required.

Performance is to be based on Board-approved Performance Goals in accordance with the Company's STIP and LTIP, which will be evaluated once per year.

EXHIBIT B

CONFIDENTIALITY AND NON-SOLICITATION AGREEMENT

[Attached Hereto]

Notice of Restrictive Covenant

Important!  Please Read

 Energy Fuels Resources (USA) Inc. and Energy Fuels Inc. (together, "Energy Fuels") are providing you, Nathan R. Bennett, with an Employment Agreement (the "Employment Agreement"), section 5.1 of which requires you to sign the Confidentiality and Non-Solicitation Agreement (the "Agreement"). Please review the Agreement carefully before you sign it.  The Confidentiality Agreement contains restrictive covenants (which may be characterized as restrictions on future competition with Energy Fuels and its affiliates) that could limit your options for employment if you leave your employment with Energy Fuels. The restrictive covenants, which may limit your post-employment options for future employment, are contained in Article 2 and Article 3 of the Agreement, a copy of which is attached to this Notice along with a copy of the Employment Agreement.

 Energy Fuels recommends that you read the entire Agreement before signing it. This Notice describes only some of the provisions of the Agreement.

 As a condition of employment, you are required to sign the acknowledgement below.

______________________

I acknowledge that I received and read the Notice of Restrictive Covenant, which is in the language that my supervisor communicates with me about my job performance, and that I received a copy of the Confidentiality and Non-Solicitation Agreement when I was given this Notice.

/s/ Nathan R. Bennett	July 16, 2025
Signature	Date

CONFIDENTIALITY AND NON-SOLICITATION AGREEMENT

This Confidentiality and Non-Solicitation Agreement is entered into between Energy Fuels Resources (USA) Inc., a Delaware corporation ("Employer"), and Nathan R. Bennett ("Employee"), and is effective as of the date set forth below, when it was signed by both an authorized representative of Employer and by Employee. In this Confidentiality and Non-Solicitation Agreement, Employer and Energy Fuels Inc., an Ontario corporation, and each of their parent, subsidiary, and affiliated businesses are referred to collectively as "the Company."

RECITALS

A. Employee and Employer have separately entered into an Employment Agreement, which is conditional based on Employee's execution of this Confidentiality and Non-Solicitation Agreement.

B. In order for Employee to perform Employee's duties for Employer under the Employment Agreement, it will be necessary for Employee to have access to Employer's confidential, proprietary, and competitively sensitive information, some of which is trade secret information.

C. Employer and Employee therefore desire to enter into an agreement to protect the confidentiality of Employer's confidential, proprietary, and competitively sensitive information, including without limitation its trade secrets.

AGREEMENT

In exchange for good and valuable consideration, the sufficiency of which Employee and Employer hereby acknowledge, Employee and Employer agree and covenant as follows:

ARTICLE 1
CONSIDERATION

1.1. Condition of Employment. Employee enters into this Confidentiality and Non-Solicitation Agreement as a condition of the Employment Agreement and Employee's employment under the Employment Agreement. Absent Employee's agreement to this Confidentiality and Non-Solicitation Agreement, the Employment Agreement between Employer and Employee shall have no force and no effect and shall be treated as though it is void ab initio and Employer will not employ Employee. Although the Employment Agreement may periodically renew, this Confidentiality and Non-Solicitation Agreement does not automatically renew and need not be executed each time the Employment Agreement renews. Instead, Employee and Employer agree that the obligations set out in this Confidentiality and Non-Solicitation Agreement are perpetual or shall continue for the time expressly set forth in this Confidentiality and Non-Solicitation Agreement.

1.2. Access to Confidential and Trade Secret Information. In exchange for Employee's promises and covenants contained in this Confidentiality and Non-Solicitation Agreement, Employer will provide Employee with the access to Employer's Confidential Information (as defined below) that Employee needs to perform Employee's duties for Employer.

ARTICLE 2
CONFIDENTIALITY

2.1. Position of Trust and Confidence. Employee acknowledges that in the course of discharging his responsibilities, he will occupy a position of trust and confidence with respect to the affairs and business of the Company and its customers and clients, and that he will have access to and be entrusted with detailed confidential information concerning the present and contemplated mining and exploration projects, prospects, and opportunities of the Company. Employee acknowledges that the disclosure of any such confidential information to the competitors of the Company or to the general public would be highly detrimental to the best interests of the Company. Employee further acknowledges and agrees that the right to maintain such detailed confidential information constitutes a proprietary right which the Company is entitled to protect.

2.2. Definition of Confidential Information. In this Agreement, "Confidential Information" means any information disclosed by or on behalf of the Company to Employee or developed by Employee in the performance of his responsibilities at any time before or after the execution of this Agreement, and includes any information, documents, or other materials (including, without limitation, any drawings, notes, data, reports, photographs, audio and/or video recordings, samples and the like) relating to the business or affairs of the Company or its respective customers, clients or suppliers that is confidential or proprietary whether or not such information:

(i) is reduced to writing;

(ii) was created or originated by an employee;

(iii) is designated or marked as "Confidential" or "Proprietary" or some other designation or marking; or

(iv) is a trade secret or contains trade secret information.

The Confidential Information includes, but is not limited to, the following categories of information relating to the Company:

(a) information concerning the present and contemplated mining, milling, processing and exploration projects, prospects and opportunities, including joint venture projects, of the Company;

(b) information concerning the application for permitting and eventual development or construction of the Company's properties, the status of regulatory and environmental matters, the compliance status with respect to licenses, permits, laws and regulations, property and title matters and legal and litigation matters;

(c) Information of a technical nature, such as specifications, designs, manufacturing and other processes, coding, software (including source code), program materials, documentation, reports, spreadsheets, diagrams, designs, manuals, memoranda, schematics, product models, services descriptions, business plans, instructions and other original written materials/works of authorship (in any format), discoveries, ideas or similar work product, whether or not complete, which is created, developed, and/or produced by Employee pursuant to this Agreement (collectively, the "Work Product"), including all patents, inventions, improvements, copyrights, trademarks, trade secrets, know-how, rights in data and other intellectual property rights (collectively "Intellectual Property Rights") incorporated therein;

(d) financial and business information such as the Company's business and strategic plans, earnings, assets, debts, prices, pricing structure, volume of purchases or sales, production, revenue and expense projections, historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, or other financial data whether related to the Company's business generally, or to particular products, services, geographic areas, or time periods;

(e) supply and service information such as goods and services suppliers' names or addresses, terms of supply or service contracts of particular transactions, or related information about potential suppliers to the extent that such information is not generally known to the public, and to the extent that the combination of suppliers or use of a particular supplier, although generally known or available, yields advantages to the Company, the details of which are not generally known;

(f) marketing information, such as details about ongoing or proposed marketing programs or agreements by or on behalf of the Company, sales forecasts or results of marketing efforts or information about impending transactions;

(g) personnel information relating to employees, contractors, or agents, such as personal histories, compensation or other terms of employment or engagement, actual or proposed promotions, hirings, resignations, disciplinary actions, terminations or reasons therefor, training methods, performance, or other employee information;

(h) customer information, such as any compilation of past, existing or prospective customer's names, addresses, backgrounds, requirements, records of purchases and prices, proposals or agreements between customers and the Company, status of customer accounts or credit, or related information about actual or prospective customers;

(i) computer software of any type or form and in any stage of actual or anticipated development, including but not limited to, programs and program modules, routines and subroutines, procedures, algorithms, design concepts, design specifications (design notes, annotations, documentation, float charts, coding sheets, and the like), source codes, object code and load modules, programming, program patches and system designs; and

(j) all information which becomes known to Employee as a result of Employee's employment by the Company, which Employee acting reasonably, believes or ought to believe is confidential or proprietary information from its nature and from the circumstances surrounding its disclosure to Employee.

2.3. Exclusions. Confidential Information does not include Employee's general knowledge, skill, or general expertise developed through work experience, or information provided to Employee through general training.  Additionally, "Confidential Information" does not include information that the Employee can reasonably demonstrate:

(a) was public knowledge or in the public domain prior to receiving it from the Company, or thereafter becomes public knowledge or in the public domain through no breach of the obligations of confidentiality owed to the Company by Employee pursuant to this Agreement;

(b) was known by Employee prior to the disclosure or exposure of such information to Employee by the Company;

(c) was independently developed by Employee without any use of the Company's Confidential Information; or

(d) was received in good faith from a third party who, to the best of the Employee's knowledge, legally held it and transmitted it without breaching an obligation of confidentiality owed to the Company.

Finally, "Confidential Information" does not include any information that an authorized agent of the Company has given Employee written authorization to disclose publicly. Because the confidential nature of information may change over time, Employer encourages Employee to obtain clarification from Employer before disclosing to any third party any Company information that Employee knows was Confidential Information and that Employee believes is no longer Confidential Information.

2.4. Non-Disclosure. Employee, both during his employment and for a period of five (5) years after the termination of his employment irrespective of the time, manner or cause of termination, will:

(a) retain in confidence all of the Confidential Information;

(b) refrain from disclosing to any person including, but not limited to, customers and suppliers of the Company, any of the Confidential Information except for the purpose of carrying out Employee's responsibilities with the Company;

(c) refrain from directly or indirectly using or attempting to use such Confidential Information in any way, except for the purpose of carrying out Employee's responsibilities with the Company; and

(d) not retain any Confidential Information belonging to the Company after the earlier of the date Employee's employment with the Employer ends or the Company requests that Employee return the Confidential Information.

Employee shall deliver promptly to the Company, at the termination of Employee's employment, or at any other time at the Company's request, without retaining any copies, all documents and other material in Employee's possession relating, directly or indirectly, to any Confidential Information. Additionally, Employee shall provide Employer with all passwords and similar information known to Employee that Employee used in the performance of Employee's duties for Employer. To the extent that Employee was provided with access to the Company's log-in credentials for third-party software during Employee's employment, Employee agrees not to use those credentials or to change those credentials after Employee's employment by Employer ends.

It is understood that should Employee be subject to subpoena or other legal process to seek the disclosure of such Confidential Information, Employee will advise the Company of such process and provide the Company with the necessary information to seek to protect the Confidential Information.

2.5. Whistleblower Laws. The foregoing obligations of confidentiality set out in this Article II are subject to applicable whistleblower laws, which protect Employee's right to provide information to governmental and regulatory authorities, including communications with the U.S. Securities and Exchange Commission about possible securities law violations. Notwithstanding any other provision in this Agreement, Employee is not required to seek the Company's permission or notify the Company of any communications made in compliance with applicable whistleblower laws, and the Company will not consider any such communications to violate this Agreement or any other agreement between Employer and the Company or any Company policy by which Employee is bound.

2.6. Defense of Trade Secrets. Pursuant to 18 U.S.C. § 1833(b), an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

2.7. Reasonableness. Employee and Employer agree that the restrictions contained in this Article 2 are reasonable and necessary to protect the Company's confidential business information.

ARTICLE 3

INTELLECTUAL PROPERTY RIGHTS

3.1. Ownership of Intellectual Property.  Company is and shall be the sole and exclusive owner of all right, title and interest in and to all Work Product. Employee agrees that all Work Product is hereby deemed a "work made for hire" as defined in 17 U.S.C. § 101 for Company.  If, for any reason, any of the Work Product does not constitute a "work made for hire," Employee shall assign and does hereby irrevocably assign to Company, in each case without additional consideration, all right, title and interest in and to the Work Product, including all Intellectual Property Rights therein.

3.2. Copyrights; Assignment of Moral Rights. Any copyrights assigned under this Agreement include all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as "moral rights" (collectively, "Moral Rights"). Employee hereby irrevocably waives, to the extent permitted by applicable law, any and all claims Employee may now or hereafter have in any jurisdiction to any Moral Rights with respect to the Work Product.

3.3. Inventions. Employee shall make full and prompt disclosure to Company of any inventions or processes ("Inventions"), as such terms are defined in 35 U.S.C. § 100, made or conceived by Employee during his employment with the Company, alone or with others, whether or not such inventions or processes are patentable or protected as trade secrets and whether or not such inventions or processes are made or conceived during normal working hours or on the premises of Company. Employee hereby assigns to Company all of Employee's right, title and interest in and to all Inventions to Company. Employee shall not disclose to any third party the nature or details of any Inventions without the prior written consent of Company.

3.4. Conveyance. Upon the request of Company, Employee shall promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist Company to prosecute, register, perfect, record or enforce its rights in any Work Product or Inventions.  In the event Company is unable, after reasonable effort, to obtain Employee's signature on any such documents, Employee hereby irrevocably designates and appoints Company as Employee's agent and attorney-in-fact, to act for and on Employee's behalf solely to execute and file any such application or other document and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other intellectual property protected related to the Work Product and Inventions with the same legal force and effect as if Employee had executed them. Employee agrees that this power of attorney is coupled with an interest.

3.5. Employee's Materials. To the extent any tools, code, know-how, processes or other intellectual property owned by Employee prior to the commencement of Employee's employment with Company (the "Employee's Materials") are used by Employee while performing his job duties for Company, and the same is supplied with, becomes embedded or incorporated into, or made a part of any Work Product delivered to Company or is necessary for the complete enjoyment of the Work Product, Employee: (i) shall use best efforts to give advance notice to Company of such circumstances, and (ii) hereby grants to Company a perpetual, non-exclusive, royalty-free, worldwide, sublicensable (through multiple tiers) and transferable license to use, copy, distribute, display, perform, modify, make derivative works of, translate and otherwise use the Employee's Materials which are supplied with, embedded in, incorporated into or made part of the Work Product, or otherwise necessary for the enjoyment of the Work Product. Company may assign, transfer and sublicense such rights to others without Employee's approval.

3.6. No Employee License. Except for Employee's Materials, Employee has no right or license to use, publish, reproduce, prepare derivative works based upon, distribute, perform, or display any Work Product. No license or right is granted hereby to Employee by implication or otherwise with respect to or under any Intellectual Property Rights with respect to the Work Product or Confidential Information.

ARTICLE 4
NON-SOLICITATION

4.1. Non-Solicitation. In order for Employee to perform Employee's duties for Employer, the Company will provide Employee with access to the Company's trade secrets, including trade secret information related to its customers. Employee agrees that during the Non-Solicitation Period (defined below), Employee will not, either individually or in partnership or jointly or in conjunction with any other person, entity or organization, as principal, agent, consultant, contractor, employer, employee or in any other manner, directly or indirectly:

(a) solicit business from any customer, client or business relation of the Company, or prospective customer, client or business relation that the Company was actively soliciting, whether or not Employee had direct contact with such customer, client or business relation, for the benefit or on behalf of any person, firm or corporation operating a business which competes with the Company, or attempt to direct any such customer, client or business relation away from the Company or to discontinue or alter any one or more of their relationships with the Company; or

(b) hire or offer to hire or entice away or in any other manner persuade or attempt to persuade any officer, employee, consultant, independent contractor, agent, licensee, supplier, or business relation of the Company to discontinue or alter any one of their relationships with the Company.

4.2. Non-Solicitation Period. In this Confidentiality and Non-Solicitation Agreement, the term "Non-Solicitation Period" means the time beginning on the effective date of this Confidentiality and Non-Solicitation Agreement and ending twelve (12) months after the effective date of the termination of Employee's employment irrespective of the time, manner or cause of termination, so long as Employee's annualized cash compensation (i.e., non-equity compensation) from Employer is at least 60% of the then-current minimum annualized salary (determined on a calendar-year basis) for a highly compensated employee under Colorado's Publication and Yearly Calculation of Adjusted Labor Compensation (PAY CALC) Order (the "Compensation Threshold"). For any period that would otherwise fall within the Non-Solicitation Period that Employee's annualized cash compensated from Employer falls below the Compensation Threshold while Employee is a current employee of Employer, the obligations in this Article III will be inoperative.

4.3. Annualized Compensation. The amount of Employee's annualized cash compensation shall be determined as provided by Colorado House Bill 22-1317, as codified and/or amended.

4.4. Reasonableness. Employee agrees and acknowledges that the restrictions set out in Section 3.1(a), taking into account the definitions set out elsewhere in this Confidentiality and Non-Solicitation Agreement, are reasonable and no broader than necessary to protect the Company's trade secrets.

4.5. Remedies for Breach of Restrictive Covenants. Employee acknowledges that in connection with Employee's employment he will receive or will become eligible to receive substantial benefits and compensation. Employee acknowledges that Employee's employment by the Company and all compensation and benefits from such employment will be conferred by the Company upon Employee only because and on the condition of Employee's willingness to commit Employee's best efforts and loyalty to the Company, including protecting the Company's confidential information and abiding by the non-solicitation covenants contained in this Agreement. Employee understands that his obligations set out in Article II and this Article III will not unduly restrict or curtail Employee's legitimate efforts to earn a livelihood following any termination of his employment with the Company. Employee agrees that the restrictions contained in Article 2 and this Article 3 are reasonable and valid and all defenses to the strict enforcement of these restrictions by the Company are waived by Employee. Employee further acknowledges that a breach or threatened breach by Employee of any of the provisions contained in Article 2 or this Article 3 would cause the Company irreparable harm which could not be adequately compensated in damages alone. Employee further acknowledges that it is essential to the effective enforcement of this Confidentiality and Non-Solicitation Agreement that, in addition to any other remedies to which the Company may be entitled at law or in equity or otherwise, the Company will be entitled to seek and obtain, in a summary manner, from any Court having jurisdiction, interim, interlocutory, and permanent injunctive relief, specific performance and other equitable remedies, without bond or other security being required. In addition to any other remedies to which the Company may be entitled at law or in equity or otherwise, in the event of a breach of any of the covenants or other obligations contained in this Confidentiality or Non-Solicitation Agreement, the Company will be entitled to an accounting and repayment of all profits, compensation, royalties, commissions, remuneration or benefits which Employee directly or indirectly has realized or may realize relating to, arising out of, or in connection with any such breach. Should a court of competent jurisdiction declare any of the covenants set forth in Article 2 or this Article 3 unenforceable, the court shall be empowered to modify and reform such covenants so as to provide relief reasonably necessary to protect the interests of the Company and Employee and to award injunctive relief, or damages, or both, to which the Company may be entitled.

ARTICLE 5
GENERAL PROVISIONS

5.1. Governing Law. This Confidentiality and Non-Solicitation Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

5.2. Duty of Loyalty. Nothing in this Confidentiality and Non-Solicitation Agreement is intended to or does limit or alter any duty of loyalty or other fiduciary duty Employee owes to Employer.

5.3. Intended Beneficiary. Employee and Employer expressly agree that Energy Fuels Inc. and each of Employer's and Energy Fuels Inc.'s parent, subsidiary, and affiliated businesses are intended beneficiaries of this Confidentiality and Non-Solicitation Agreement. The intended beneficiaries of this Confidentiality and Non-Solicitation Agreement shall have the right to enforce the terms of this Confidentiality and Non-Solicitation Agreement and to recover damages for breach of this Confidentiality and Non-Solicitation Agreement.

5.4. Assignability. This Confidentiality and Non-Solicitation Agreement is personal to Employee and without the prior written consent of the Company shall not be assignable by Employee other than by will or the laws of descent and distribution. This Confidentiality and Non-Solicitation Agreement shall also inure to the benefit of and be binding upon the Company and its successors and assigns.

5.5. Entire Agreement; Amendment. This Confidentiality and Non-Solicitation Agreement constitutes the entire agreement and understanding between Employee and the Company with respect to the subject matter hereof and, except as otherwise expressly provided herein, supersedes any prior agreements or understandings, whether written or oral, with respect to the subject matter hereof, including without limitation all employment, severance or change of control agreements previously entered into between Employee and the Company. Except as may be otherwise provided herein, this Confidentiality and Non-Solicitation Agreement may not be amended or modified except by subsequent written agreement executed by both parties hereto.

5.6. Multiple Counterparts; Electronic Signatures. This Confidentiality and Non-Solicitation Agreement may be executed electronically or in pen-and-ink and in multiple counterparts, each of which shall constitute an original, but all of which together shall constitute one Confidentiality and Non-Solicitation Agreement.

5.7. Notices. Any notice provided for in this Confidentiality and Non-Solicitation Agreement shall be deemed delivered upon deposit in the United States mails, registered or certified mail, addressed to the party to whom directed at the addresses set forth below or at such other addresses as may be substituted therefor by notice given hereunder. Notice given by any other means must be in writing and shall be deemed delivered only upon actual receipt.

If to the Company:

c/o Energy Fuels Resources (USA) Inc.

225 Union Blvd., Suite 600

Lakewood, CO 80228

Attention: President and Chief Executive Officer of Energy Fuels Inc.

If to Employee:

Nathan Bennett

5.8. Waiver. The waiver of any term or condition of this Confidentiality and Non-Solicitation Agreement, or breach thereof, shall not be deemed to constitute the waiver of the same or any other term or condition of this Confidentiality and Non-Solicitation Agreement, or breach thereof.

5.9. Severability. In the event any provision of this Confidentiality and Non-Solicitation Agreement is found to be unenforceable or invalid, such provision shall be severable from this Confidentiality and Non-Solicitation Agreement and shall not affect the enforceability or validity of any other provision of this Confidentiality and Non-Solicitation Agreement. If any provision of this Confidentiality and Non-Solicitation Agreement is capable of two constructions, one of which would render the provision void and the other that would render the provision valid, then the provision shall have the construction that renders it valid.

5.10. Arbitration of Disputes. Except for disputes and controversies arising under Articles II or III or involving equitable or injunctive relief, any dispute or controversy arising under or in connection with this Agreement shall be conducted in accordance with the Colorado Rules of Civil Procedure and, unless the parties mutually agree on an arbitrator, shall be arbitrated by striking from a list of potential arbitrators provided by the Judicial Arbiter Group in Denver, Colorado. If the parties are unable to agree on an arbitrator, the arbitrator will be selected from a list of seven (7) potential arbitrators provided by the Judicial Arbiter Group in Denver. The Company and Employee will flip a coin to determine who will make the first strike. The parties will then alternate striking from the list until there is one arbitrator remaining, who will be the selected arbitrator. Unless the parties otherwise agree and subject to the availability of the arbitrator, the arbitration will be heard within sixty (60) days following the appointment, and the decision of the arbitrator shall be binding on Employee and the Company and will not be subject to appeal. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

5.11. Company's Maximum Obligations. The compensation set out in the Employment Agreement between Employer and Employee, as may be amended from time-to-time, represents Employer's and the Company's maximum obligations, and other than as set out therein, Employee will not be entitled to any other compensation, rights or benefits in connection with the obligations set out in this Confidentiality and Non-Competition Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set out below.

ENERGY FUELS INC.

By:	/s/ Mark S. Chalmers
Name:	Mark S. Chalmers
Title:	President and Chief Executive Officer
Date:	July 16, 2025

EMPLOYEE

/s/ Nathan R. Bennett
Name:	Nathan R. Bennett
Title:	Chief Financial Officer
Date:	July 16, 2025